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                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                             DLB OIL AND GAS, INC.,


                       BAYARD DRILLING TECHNOLOGIES, INC.,

                            BONRAY ACQUISITION CORP.

                                       AND

                           BONRAY DRILLING CORPORATION


                           DATED AS OF OCTOBER 9, 1997


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
                               TABLE OF CONTENTS


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                                                                            PAGE
ARTICLE I - THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
       1.1    The Merger  . . . . . . . . . . . . . . . . . . . . . . . . . .  1

ARTICLE II - THE CLOSING; POST-CLOSING ADJUSTMENT . . . . . . . . . . . . . .  3
       2.1    Date and Place  . . . . . . . . . . . . . . . . . . . . . . . .  3
       2.2    Certain Actions   . . . . . . . . . . . . . . . . . . . . . . .  3
       2.3    Closing Deliveries  . . . . . . . . . . . . . . . . . . . . . .  3
       2.4    Post-Closing Adjustment   . . . . . . . . . . . . . . . . . . .  4

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE COMPANY  .  6
       3.1    Existence and Qualification   . . . . . . . . . . . . . . . . .  6
       3.2    Capitalization; Ownership of Shares; Subsidiary   . . . . . . .  6
       3.3    Authority; Binding Effect   . . . . . . . . . . . . . . . . . .  7
       3.4    No Conflicts  . . . . . . . . . . . . . . . . . . . . . . . . .  7
       3.5    Consents and Filings  . . . . . . . . . . . . . . . . . . . . .  8
       3.6    Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . .  8
       3.7    Compliance with Laws  . . . . . . . . . . . . . . . . . . . . .  8
       3.8    Financial Statements  . . . . . . . . . . . . . . . . . . . . .  9
       3.9    Absence of Undisclosed Liabilities  . . . . . . . . . . . . . .  9
       3.10   Assets, Properties, etc.  . . . . . . . . . . . . . . . . . . .  9
       3.11   Absence of Certain Changes and Events   . . . . . . . . . . . . 10
       3.12   Tax Matters   . . . . . . . . . . . . . . . . . . . . . . . . . 11
       3.13   Overtime, Back Wages, Vacation and Minimum Wages  . . . . . . . 13
       3.14   Contracts, Agreements, Plans and Commitments  . . . . . . . . . 13
       3.15   Employee Benefit Matters  . . . . . . . . . . . . . . . . . . . 14
       3.16   Employment Matters; Labor Relations   . . . . . . . . . . . . . 17
       3.17   Environmental Compliance  . . . . . . . . . . . . . . . . . . . 18
       3.18   Improper Payments   . . . . . . . . . . . . . . . . . . . . . . 19
       3.19   Brokers and Finders   . . . . . . . . . . . . . . . . . . . . . 19
       3.20   Securities Law Matters  . . . . . . . . . . . . . . . . . . . . 19
       3.21   Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . 20


ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF THE BUYER AND NEWCO  . . . . . 20

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       4.1    Organization  . . . . . . . . . . . . . . . . . . . . . . . . . 20
       4.2    Authority; Binding Effect   . . . . . . . . . . . . . . . . . . 21
       4.3    Capitalization; Bayard Common Stock   . . . . . . . . . . . . . 21
       4.4    Financial Statements  . . . . . . . . . . . . . . . . . . . . . 21
       4.5    Absence of Undisclosed Liabilities  . . . . . . . . . . . . . . 22
       4.6    Brokers and Finders   . . . . . . . . . . . . . . . . . . . . . 22
       4.7    Securities Law Matters  . . . . . . . . . . . . . . . . . . . . 22
       4.8    Consents and Filings  . . . . . . . . . . . . . . . . . . . . . 23
       4.9    No Litigation   . . . . . . . . . . . . . . . . . . . . . . . . 23
       4.10   No Conflicts  . . . . . . . . . . . . . . . . . . . . . . . . . 23
       4.11   Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . 24
       4.12   Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . 24
       4.13   Environmental Compliance  . . . . . . . . . . . . . . . . . . . 24
       4.14   Improper Payments   . . . . . . . . . . . . . . . . . . . . . . 25

ARTICLE V - CERTAIN COVENANTS AND AGREEMENTS  . . . . . . . . . . . . . . . . 26
       5.1    Access to Information   . . . . . . . . . . . . . . . . . . . . 26
       5.2    Reasonable Best Efforts   . . . . . . . . . . . . . . . . . . . 26
       5.3    Conduct of Business Pending Closing   . . . . . . . . . . . . . 27
       5.4    Exclusivity   . . . . . . . . . . . . . . . . . . . . . . . . . 28
       5.5    Notice  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
       5.6    Return of Informational Material  . . . . . . . . . . . . . . . 28
       5.7    Confidentiality of Information  . . . . . . . . . . . . . . . . 29
       5.8    Employment Matters.   . . . . . . . . . . . . . . . . . . . . . 29
       5.9    Access to and Maintenance of Records  . . . . . . . . . . . . . 29
       5.10   Publicity   . . . . . . . . . . . . . . . . . . . . . . . . . . 29

ARTICLE VI - CONDITIONS TO CLOSING  . . . . . . . . . . . . . . . . . . . . . 30
       6.1    Conditions to the Obligations of Each of the Parties  . . . . . 30
       6.2    Conditions to the Obligations of the Buyer and Newco  . . . . . 30
       6.3    Conditions to the Obligations of the Seller   . . . . . . . . . 31

ARTICLE VII - TAX MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . 32
       7.1    Tax Elections   . . . . . . . . . . . . . . . . . . . . . . . . 32
       7.2    Tax Returns   . . . . . . . . . . . . . . . . . . . . . . . . . 33
       7.3    Liability for Taxes; Indemnification and Control of Contests  . 33
       7.4    Cooperation on Tax Matters  . . . . . . . . . . . . . . . . . . 35
       7.5    Tax Refunds   . . . . . . . . . . . . . . . . . . . . . . . . . 35

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       7.6    Carrybacks and Carryovers   . . . . . . . . . . . . . . . . . . 36
       7.7    Termination of Existing Tax Sharing Agreements  . . . . . . . . 36
       7.8    Tax Matter Dispute Resolution   . . . . . . . . . . . . . . . . 36
       7.9    Survival for Tax Matters  . . . . . . . . . . . . . . . . . . . 36

ARTICLE VIII - INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . 37
       8.1    Survival of Representations and Warranties  . . . . . . . . . . 37
       8.2    Indemnification by the Seller   . . . . . . . . . . . . . . . . 37
       8.3    Indemnification by the Buyer  . . . . . . . . . . . . . . . . . 38
       8.4    Indemnification for Third Party Claims  . . . . . . . . . . . . 38

ARTICLE IX - TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . 40
       9.1    Termination   . . . . . . . . . . . . . . . . . . . . . . . . . 40
       9.2    Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . 40

ARTICLE X - DEFINITIONS AND MISCELLANEOUS . . . . . . . . . . . . . . . . . . 41
       10.1   Definitions   . . . . . . . . . . . . . . . . . . . . . . . . . 41
       10.2   Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
       10.3   Binding Effect; Assignability   . . . . . . . . . . . . . . . . 46
       10.4   Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . 46
       10.5   Section Headings  . . . . . . . . . . . . . . . . . . . . . . . 46
       10.6   Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . 46
       10.7   Governing Law   . . . . . . . . . . . . . . . . . . . . . . . . 46
       10.8   Costs of Enforcement.   . . . . . . . . . . . . . . . . . . . . 47
       10.9   Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . 47

EXHIBITS

Exhibit A   -   Form of Stockholders Agreement
Exhibit B   -   Form of Registration Rights Agreement


SCHEDULES

Schedule 3.2      -      Certain Liens
Schedule 3.4      -      Company Conflicts
Schedule 3.6      -      Litigation
Schedule 3.7      -      Company Compliance with Laws
Schedule 3.9      -      Undisclosed Company Liabilities
Schedule 3.10     -      Title to Property and Assets
Schedule 3.11     -      Recent Changes
Schedule 3.12(c)  -      Liens for Taxes
Schedule 3.12(d)  -      Pending Audits, Disputes or Claims
Schedule 3.12(e)  -      Third-Party Tax Liability
Schedule 3.12(f)  -      Foreign Country Taxes
Schedule 3.12(g)  -      State Income Tax
Schedule 3.12(h)  -      State Sales or Use Tax
Schedule 3.12(i)  -      Tax Allocation Agreements
Schedule 3.12(m)  -      Requests for Tax Information
Schedule 3.13     -      Unpaid Wages
Schedule 3.14     -      Material Contracts
Schedule 3.15     -      ERISA Matters
Schedule 3.16(a)  -      Employees
Schedule 4.3      -      Capitalization
Schedule 4.5      -      Undisclosed Buyer Liabilities
Schedule 4.10     -      Buyer Conflicts
Schedule 8.2(c)   -      Limitation on Indemnification

                          AGREEMENT AND PLAN OF MERGER

              This AGREEMENT AND PLAN OF MERGER (the "Agreement") is entered into as of October 9, 1997, by and among DLB OIL AND GAS, INC., an Oklahoma corporation (the "Seller"), BAYARD DRILLING TECHNOLOGIES, INC., a Delaware corporation (the "Buyer"), BONRAY ACQUISITION CORP., a Delaware corporation and wholly-owned subsidiary of Buyer ("Newco"), and BONRAY DRILLING CORPORATION, a Delaware corporation (the "Company").


                                  WITNESSETH:

              WHEREAS, as of the date hereof, the Seller owns all of the outstanding capital stock (the "Shares") of the Company; and

              WHEREAS, subject to and in accordance with the terms and conditions of this Agreement, (i) the respective boards of directors of the Buyer, Seller, Newco and the Company and (ii) the respective stockholders of the Company and Newco have approved the merger of Newco with and into the Company (the "Merger"), and the Buyer, Seller, Newco and the Company desire to consummate the Merger in accordance with the terms and conditions set forth herein.

              NOW, THEREFORE, in consideration of the premises, the terms and conditions set forth herein and of the mutual covenants of the parties hereinafter expressed, the parties hereby agree as follows:


                                   ARTICLE I

                                   THE MERGER

              1.1 The Merger. Subject to and in accordance with the terms and conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "General Corporation Law"), at the Effective Time (as hereinafter defined), Newco shall be merged with and into the Company. The name, identity, existence, rights, privileges, powers, properties and assets of the Company shall continue unaffected and unimpaired by the Merger. As a result of the Merger, the separate corporate existence of Newco shall cease and the Company shall continue as the surviving corporation (sometimes referred to herein as the "Surviving Corporation") and shall succeed to and assume all of the rights and obligations of Newco in accordance with the General Corporation Law.

              1.2 Consummation of the Merger. The Merger shall become effective upon the date and time specified in a properly executed Certificate of Merger filed with the Secretary of State of the State of Delaware as provided in Section 251 of the General Corporation Law. When used in this Agreement, the term "Effective Time" shall mean the date and time so specified in such Certificate of Merger.

              1.3 Certificate of Incorporation; Bylaws. The Certificate of Incorporation of the Surviving Corporation shall be restated in its entirety as attached to the Certificate of Merger and the bylaws of the Surviving Corporation shall be the bylaws of the Company, as in effect immediately prior to the Effective Time, and thereafter such Certificate of Incorporation and bylaws shall continue to be the Surviving Corporation's Certificate of Incorporation and bylaws until amended as provided therein and under the General Corporation Law.

              1.4 Directors and Officers. The directors of Newco immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and bylaws of the Surviving Corporation, and the officers of Newco immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

              1.5 Conversion of Securities. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the Company, Newco or their respective stockholders:

                     (a) Each share of the common stock, par value $0.001 per share, of the Company ("Bonray Common Stock") issued and outstanding immediately prior to the Effective Time shall be canceled and be converted into 30.15 shares of the common stock, par value $0.01 per share, of the Buyer ("Bayard Common Stock"); provided, that if, after the date hereof and prior to the Closing, Buyer shall have declared a stock split (including a reverse stock split) of Bayard Common Stock or a dividend payable in Bayard Common Stock to holders of Bayard Common Stock with respect to their Bayard Common Stock, then the number of shares of Bayard Common Stock into which the Bonray Common Stock shall be converted shall be appropriately adjusted to reflect such stock split or dividend or other distribution.

                     (b) Each share of Bonray Common Stock held in the treasury of the Company, if any, shall be canceled and extinguished without any conversion thereof.

                     (c) Each share of common stock, par value $.01 per share, of Newco issued and outstanding immediately prior to the Effective Time shall automatically without any action on the part of the holder thereof be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.


                                   ARTICLE II

                                  THE CLOSING;
                            POST-CLOSING ADJUSTMENT

              2.1 Date and Place. The closing of the Merger (the "Closing") shall be held at the offices of Baker & Botts, L.L.P., 2001 Ross Avenue, Dallas, Texas, 75201 (or at such other place as the parties may mutually agree) on October 13, 1997 (or, if the conditions to the obligations of the parties set forth in Article VI hereof shall not be fulfilled as of such date, as promptly as practicable after the fulfilment of such conditions). The date of the Closing is hereinafter referred to as the "Closing Date."

              2.2 Certain Actions. At the Closing, the parties hereto will cause to be filed with the Secretary of State of the State of Delaware, as provided in Section 251 of the General Corporation Law, a Certificate of Merger.

              2.3    Closing Deliveries.

              (a) At the Closing, the Seller shall deliver the following to the Buyer and Newco:

                     (i) stock certificates representing the Shares, free and clear of any Liens;

                     (ii)   the officer's certificate referred to in Section
       6.2(c);

                     (iii) the opinions of counsel to the Seller referred to in Section 6.2(d);

                     (iv) counterparts of the Stockholders Agreement (as hereinafter defined) and the Registration Rights Agreement (as hereinafter defined) each duly executed by the Seller and the Broker; and

                     (v) a letter executed by the Broker covering certain customary investment representations.

              (b) At the Closing, the Company shall deliver the following to the Buyer and Newco:

                     (i)    the officer's certificate referred to in Section
       6.2(c).

              (c) At the Closing, the Buyer shall deliver the following to the Seller:

                     (i) 3,015,000 shares of Bayard Common Stock (as appropriately adjusted pursuant to Section 1.5) issued in the name of the Seller or a wholly-owned subsidiary of the Seller, as designated by the Seller at the Closing; provided, however, that 60,000 of such shares shall be issued in the name of the Broker;

                     (ii)   the officer's certificate referred to in Section
       6.3(c);

                     (iii)  the opinion of counsel to the Buyer referred to in
       Section 6.3(d); and

                     (iv) duly executed counterparts of the Stockholders Agreement and the Registration Rights Agreement.

              (d)    At the Closing, Newco shall deliver the following to the
Seller:

                     (i)    the officer's certificate referred to in Section
       6.3(c).

              (e) At the Closing, the Seller shall deliver to the Buyer a certified or official bank check or checks in New York Clearing House or other similar next day funds in the amount of $1,000,000.

              2.4    Post-Closing Adjustment.

              (a) On the Post-Closing Adjustment Date (as hereinafter defined), the Buyer shall pay to the Seller, or the Seller shall pay to the Buyer, an amount in cash (the "Working Capital Adjustment Amount") equal to the amount by which the sum of (i) any capital contributions from the Seller to the Company made after June 30, 1997 but on or prior to the Closing Date plus (ii) the current assets of the Company as of the Closing Date (such sum of (i) and (ii) being the "Adjusted Current Assets") less (iii) the current liabilities of the Company as of such date (the "Current Liabilities"), in each case calculated in accordance with GAAP, is (x) greater than $1,000,000, in which case the Buyer shall pay the Working Capital Adjustment Amount to the Seller, or (y) less than $1,000,000, in which case the Seller shall pay the Working Capital Adjustment Amount to the Buyer. The Working Capital Adjustment Amount shall be paid to the Buyer or the Seller, as the case may be, by delivery of a certified or official bank check or checks in New York Clearing House or other similar next day funds.

              (b) The Buyer shall deliver to the Seller, within 40 days after the Closing Date, a schedule (the "Working Capital Schedule") which sets forth the amounts of the Adjusted Current Assets and Current Liabilities, sets forth in reasonable detail how the Adjusted Current Assets and the Current Liabilities were determined, and sets forth the resulting Working Capital Adjustment Amount.

              (c) If within ten days after the Buyer delivers the Working Capital Schedule to the Seller (the "Objection Period"), the Seller notifies the Buyer of any objections to the calculation of the Adjusted Current Assets, the Current Liabilities or the Working Capital Adjustment Amount set forth on the Working Capital Schedule, the Buyer and the Seller shall attempt in good faith to agree by the day which is 60 days after the Closing Date upon the Adjusted Current Assets, the Current Liabilities and the resulting Working Capital Adjustment Amount.

              (d) If the Buyer and the Seller agree by the day which is 60 days after the Closing Date to a Working Capital Adjustment Amount which is different from that shown on the Working Capital Schedule, the payment described in subparagraph (a) will be of the agreed upon amount.

              (e) If the Seller objects to the calculation of the Adjusted Current Assets, the Current Liabilities or the resulting Working Capital Adjustment Amount during the Objection Period and the Buyer and the Seller do not agree by the day which is 60 days after the Closing Date to a Working Capital Adjustment Amount, the matters in dispute (but no other matters) will be submitted to Coopers & Lybrand L.L.P., or, if that firm declines to act as provided in this paragraph, another firm of independent certified accountants mutually acceptable to the Buyer and the Seller (in either case, the "Accounting Arbiter"), which firm will make a final and binding determination as to the matters in dispute within 45 days after its appointment. The Accounting Arbiter will send its written determination to the Buyer and the Seller, together with a calculation of the Working Capital Adjustment Amount which results from that determination, at which point the determination of the Accounting Arbiter, and the resulting calculation of the Working Capital Adjustment Amount, will be binding on the Buyer and the Seller, absent fraud or manifest error. The fees and expenses of the Accounting Arbiter will be borne equally by the Buyer and the Seller.

              (f) The date (the "Post-Closing Adjustment Date") upon which the payment described in paragraph (a) is to be made shall be the day which is three days after the earliest of (i) the day during the Objection Period when the Buyer receives the Seller's written acceptance of the Working Capital Adjustment Schedule, (ii) the last day of the Objection Period if the Buyer has not received the Seller's written objection to any item on the Working Capital Schedule, (iii) the day when the Buyer and the Seller agree upon the Working Capital Adjustment Amount or (iv) the day on which the Accounting Arbiter delivers its written determination to the Buyer and the Seller.


                                  ARTICLE III

                       REPRESENTATIONS AND WARRANTIES OF
                           THE SELLER AND THE COMPANY

              The Seller and the Company, jointly and severally, represent and warrant to the Buyer as follows:

              3.1    Existence and Qualification.

              (a) The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma and is duly qualified to do business in each jurisdiction where it conducts business, except where the failure to so qualify would not have a Seller Material Adverse Effect. The Seller has all requisite corporate power and authority to own the Shares, and to conduct its business and to own or lease its properties, as now conducted, owned or leased.

              (b) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business in each jurisdiction where it conducts business, except where the failure to so qualify would not have a Company Material Adverse Effect. The Company has all requisite corporate power and authority to conduct its business and to own or lease its properties, as now conducted, owned or leased.

              3.2 Capitalization; Ownership of Shares; Subsidiary. The authorized capital stock of the Company consists of 100,000 shares of Bonray Common Stock, of which 100,000 shares are issued and outstanding. All of the issued and outstanding shares of capital stock of the Company have been duly authorized and are validly issued, fully paid and nonassessable. None of the issued shares of capital stock have been issued in violation of preemptive or
similar rights.   There are no outstanding subscriptions, convertible or
exchangeable securities, warrants, options, contracts, calls, or other rights of any kind committing or obligating the Company to issue or sell any issued or unissued shares of its capital stock, or any securities or obligations of any kind convertible into its capital stock. All of the Shares are owned beneficially and of record by the Seller, free and clear of all Liens, except as set forth in Schedule 3.2. The Company owns no interest in any corporation, partnership, limited liability company or other incorporated or unincorporated entity.

              3.3    Authority; Binding Effect.

              (a) Seller has all necessary power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement have been duly and validly authorized by the Seller's Board of Directors, which constitutes all necessary corporate action on the part of the Seller for such authorization. No vote of the Seller's stockholders is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Seller and constitutes a valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms. All agreements required hereunder to be executed and delivered by the Seller at the Closing, upon execution and delivery in accordance with the provisions hereof, will constitute valid and binding agreements enforceable against the Seller in accordance with their terms.

              (b) The Company has all necessary power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement have been duly and validly authorized by the Company's Board of Directors and stockholder, which constitutes all necessary corporate action on the part of the Company for such authorization. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms. All agreements required hereunder to be executed and delivered by the Company at the Closing, upon execution and delivery in accordance with the provisions hereof, will constitute valid and binding agreements enforceable against the Company in accordance with their terms.

              3.4 No Conflicts. Except as set forth in Schedule 3.4 hereto, the execution and delivery by the Seller and the Company of this Agreement, and the performance by the Seller and the Company of the transactions contemplated hereby, will not: (i) conflict with, or result in a violation or breach of, any provision of the charter documents or by-laws of the Seller or the Company,
(ii) conflict with, or result in any violation or breach of, or constitute a default under, any term or provision of any Material Agreement to which the Seller or the Company is a party or by which their respective properties or assets are bound, (iii) conflict with, or result in any violation of, any law, ordinance, statute, rule or regulation of any Governmental Authority or of any order, writ, injunction, judgment or decree of any court, arbitrator or Governmental Authority applicable to the Seller or the Company, except, in the case of clauses (ii) and (iii), for any conflicts, violations, breaches or defaults that would not (a) reasonably be expected to have a Company Material Adverse Effect or (b) prevent the Seller or the Company from consummating the transactions contemplated by this Agreement.

              3.5 Consents and Filings. There is no requirement applicable to the Seller or the Company to obtain any consent, approval or authorization of, or to make or effect any declaration, filing or registration with, any Governmental Authority for the valid execution and delivery by the Seller and the Company of this Agreement, the due performance by the Seller and the Company of their respective obligations hereunder or the lawful consummation of the transactions contemplated hereby, except filings required with respect to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and except for consents, approvals, authorizations, filings and permits, which the failure to obtain or make would not (i) reasonably be expected to have a Company Material Adverse Effect or (ii) prevent the Seller or the Company from consummating the transactions contemplated by this Agreement.

              3.6 Litigation. Except as set forth on Schedule 3.6 hereto, there are no actions, suits, inquiries, investigations or other proceedings pending, or to the knowledge of the Seller, threatened against the Company or its respective properties or assets which would be reasonably expected to (i) have a Company Material Adverse Effect or (ii) question the validity of this Agreement or any action taken or to be taken by the Seller or the Company in connection herewith.

              3.7 Compliance with Laws. Except as set forth on Schedule 3.7, the Company is not in breach or violation of (i) any provision of its charter documents or bylaws, (ii) any term or provision of any Material Agreement to which it is a party or by which its properties or assets may be bound or (iii) any law, ordinance, statute, rule or regulation of any Governmental Authority or of any order, writ, injunction, judgment or decree of any court, arbitrator or Governmental Authority applicable to it or its properties or assets, except, in the case of clauses (ii) and (iii), for breaches, violations or defaults which would not reasonably be expected to have a Company Material Adverse Effect.

              3.8 Financial Statements. The Seller has previously provided the Buyer with (i) audited financial statements of the Company as of and for the year ended December 31, 1996, consisting of balance sheets as of such date and a statement of operations and a statement of cash flow for the year then ended and accompanied by a report of Ernst & Young, L.L.P. with respect thereto (the "Company Audited Financial Statements"), and (ii) the unaudited financial statements of the Company as of and for the six months ended June 30, 1997, which financial statements consist of a balance sheet as of such date and a statement of operations and a statement of cash flows for the six months then ended (the "Company Unaudited Financial Statements" and, together with the Audited Financial Statements, the "Company Financial Statements"). The Company Financial Statements have been prepared and presented in accordance with GAAP applied on a consistent basis (except that the Company Unaudited Financial Statements do not contain notes and may be subject to normal audit adjustments), and the Company Financial Statements present fairly the financial position and results of operations and changes in cash flows of the Company as of the dates and for the periods indicated. The income reflected in the Company Financial Statements consists of ordinary operating profits and, except as noted in the Company Financial Statements none of such income is due to a sale or transaction outside of the Company's ordinary course of business (whether or not such sale or transaction would be otherwise classified as an extraordinary event under GAAP).

              3.9 Absence of Undisclosed Liabilities. The Company has no debt or liability of any kind, whether accrued, absolute, contingent or otherwise, including, without limitation, any debt or liability on account of taxes or any governmental charges or penalty, interest or fines, except (i) as set forth in Schedule 3.9 (which debt or liability will be fully and unconditionally released on or before the Closing Date), (ii) as and to the extent disclosed or reserved against in the Company Financial Statements or
(iii) for debts or liabilities which were incurred by the Company since the date of the Company Unaudited Financial Statements in the ordinary course of business consistent with past practice and would not, individually or in the aggregate, be reasonably expected to result in a Company Material Adverse Effect. As of the Closing Date, the Company will have no debt or liability of any kind which would constitute or qualify as a "long term liability," as such term is defined in accordance with GAAP.

              3.10 Assets, Properties, etc.. The Company has good and indefeasible title to all properties and assets, real, personal, tangible and intangible, owned by it, free and clear of all Liens, except for Permitted Liens. Except as set forth on Schedule 3.10, the Company has good and indefeasible title to all properties and assets, real, personal, tangible and intangible reflected in the Company Unaudited Financial Statements or acquired after such date, except for properties and assets disposed of in the ordinary course of business after June 30, 1997, and except for such deficiencies as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

              3.11 Absence of Certain Changes and Events. Since June 30, 1997, except as set forth in Schedule 3.11, the Company has conducted its business only in the ordinary course consistent with past practice and there has not been any Company Material Adverse Effect or, to the knowledge of the Seller, any event or occurrence or development that would reasonably be expected to result in a Company Material Adverse Effect, and the Company has not:

              (a)    amended its Certificate of Incorporation or bylaws;

              (b)    consolidated with, or merged with or into, any person;

              (c) declared or set aside or paid any dividend or distribution (whether in stock, cash or property) on shares of its capital stock;

              (d) issued, sold or disposed of any shares of its capital stock or any options, warrants, calls or other rights to acquire any shares of its capital stock;

              (e) changed its accounting methods or principles, except as required by law or as a result of any mandatory change in accounting standards that would be required to be disclosed in the Company Financial Statements pursuant to GAAP;

              (f) increased the compensation payable or to become payable to the employees of the Company, increased benefits or benefit plan costs (other than costs outside of the control of the Company), or increased any bonus, insurance, pension, compensation or other benefit arrangement made for, with or covering any directors, officers or employees, except in the ordinary course of business;

              (g) experienced any labor dispute, strike or lockout, slowdown, stoppage, unfair labor practice complaint, grievance procedure or employment arbitration proceeding;

              (h) sold, assigned or transferred any material asset other than in the ordinary course of business;

              (i) borrowed money or incurred any material obligation, other than in the ordinary course of business;

              (j) made any material capital expenditure or committed to make a material capital expenditure (exclusive of expenditures for repair or maintenance of equipment) other than in the ordinary course of business; or

              (k) canceled, terminated or substantively amended any Material Agreement.

              3.12   Tax Matters.

              (a) All Tax Returns required to be filed on or before the Closing Date by or on behalf of, or in which is required to be reported the income, gains, losses, deductions, or credits of, the Company have been or will be filed within the time prescribed by law (including extensions of time permitted by the appropriate taxing authority).

              (b) The Company has paid or will pay, on a timely basis (including extensions), all Taxes of the Company that are due on or before the Closing Date (including, but not limited to, Taxes shown to be due on the Tax Returns described in the preceding paragraph), except those Taxes that are being disputed in good faith. Adequate provision has been made in the Company Financial Statements for all Tax liabilities of the Company which are attributable to periods or partial periods ending prior to the Closing Date.

              (c) Except as set forth on Schedule 3.12(c), there are no liens (other than Permitted Liens) for Taxes upon any of the properties or assets of the Company except liens for Taxes not yet due.

              (d) Except as set forth on Schedule 3.12(d), there are no pending audits, actions, proceedings, investigations, disputes or claims with respect to any Taxes payable by or asserted against the Company. The Company has not received written notice from any taxing authority of its intent to examine or audit any Tax Returns of the Company.

              (e) Except as set forth on Schedule 3.12(e), the Company does not have any liability for the Taxes of any person other than the Company under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign tax law), as a transferee or successor, by contract, or otherwise.

              (f) Schedule 3.12(f) hereto lists (i) each foreign country in which the Company currently is, or has been, subject to foreign income Tax and
(ii) the taxable years or periods of the Company for which the applicable periods of limitation for the assessment of foreign income Taxes are currently open for each such foreign country.

              (g) Schedule 3.12(g) hereto lists (i) each state in which the Company is, or has been, subject to state income Tax and (ii) the taxable years or periods of the Company for which the applicable periods of limitation for the assessment of state income Taxes are currently open for each such state.

              (h) Schedule 3.12(h) hereto lists each state in which the Company currently is, or has been, subject to state sales or use Tax, or is currently doing or has done business, within the three year period preceding the Closing Date.

              (i) Except as set forth in Schedule 3.12(i), no agreements relating to the allocation or sharing of, or liability or indemnification for, Taxes exist among the Company and any other person.

              (j) All Taxes required by law to be withheld or collected by the Company (including, but not limited to, Taxes required to be withheld with respect to amounts paid or owing to any officer, employee, creditor, stockholder, independent contractor or other person) have been timely withheld or collected and, to the extent required by law, have been timely paid, remitted or deposited to or with the relevant taxing authority.

              (k) As of the Closing Date, (i) all material undisputed assessments or asserted deficiencies made as a result of any examination of the Company's Tax Returns have been paid or accrued, (ii) no material adjustments or assessments for Taxes have been proposed in writing against the Company, and
(iii) to the knowledge of Seller, there does not exist any proper basis for any material assessment or adjustment for Taxes against the Company which has not yet been proposed in writing.

              (l) No closing agreement or agreements pursuant to Section 7121 of the Code or any similar provision of any state, local or foreign law has been entered into by or with respect to the Company which requires the Company to include any item of income in, or exclude any item of deduction from, any Tax Return for any taxable period ending after the Closing Date.

              (m) Except as set forth in Schedule 3.12(m), there are no requests for rulings, outstanding subpoenas or unsatisfied written requests from any taxing authority for information with respect to Taxes of the Company and, to the knowledge of the Company, there are no material proposed reassessments (for property or ad valorem Tax purposes) of any assets or any property owned (or leased in the case of leased property or assets with respect to which the Company is responsible for the payment of property Taxes) by the Company.

              (n) There are no outstanding agreements or waivers that would extend the statutory period in which a taxing authority may assess or collect a Tax against the Company or for which the Company may be liable.

              (o) The Company has not agreed to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method of the Company, and the Company does not have any application pending with any taxing authority requesting permission for any changes in any accounting method of the Company. Neither the IRS nor any other taxing authority has proposed, and the Company is not otherwise required to make, any such adjustment or change in accounting method.

              (p)    The Company is not a foreign person within the meaning of
Section 1445 of the Code.

              3.13 Overtime, Back Wages, Vacation and Minimum Wages. Except as set forth on Schedule 3.13 hereto, and except for claims accrued as a liability of the Company and included in the Company Financial Statements, to the Seller's knowledge no present or former employee of the Company has any material claim against the Company on account of or for (i) overtime pay, other than overtime pay for the current payroll period, (ii) wages or salary for any period other than the current payroll period, (iii) vacation, time off or pay in lieu of vacation or time off other than that earned in respect of the current year, or (iv) any violation of any statute, ordinance or regulation relating to minimum wages or minimum hours of work.

              3.14 Contracts, Agreements, Plans and Commitments. The Company has not entered into any footage or turn-key contracts that are reasonably expected to result in a loss. Schedule 3.14 hereto sets forth all Material Agreements of the Company (including all amendments, modifications and supplements thereto). Copies of each Material Agreement have been previously provided to Buyer. The Company has complied with the material provisions of all Material Agreements (including without limitation leases and right-of-way grants) and no default or event of default (by the Company or any other person or entity) exists under any of the Material Agreements and the Material Agreements constitute valid and legally binding obligations of the Company and of each other person or entity that is a party thereto enforceable against each party in accordance with their terms. None of the Material Agreements limit the freedom of the Company to compete in any line of business or with any person or in any geographical area. The enforceability of the Material Agreements and the ability of the Company to exercise its rights, privileges and remedies thereunder will not be affected in any manner by the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated herein.

              3.15   Employee Benefit Matters.

              (a) Schedule 3.15 sets forth each "employee benefit plan," as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other employee compensation and benefit arrangements or payroll practices, including, without limitation, all severance pay, sick leave, vacation pay, salary continuation for disability, consulting or other compensation agreements, retirement, deferred compensation, bonus, long-term incentive, stock option, stock purchase, hospitalization, medical insurance, life insurance, and scholarship plans or programs maintained by, covering any employee of the Company or any subsidiary, or to which the Company or any subsidiary is or has contributed or is or has been obligated to contribute within the past six years (all such plans or arrangements being hereinafter referred to as the "Employee Benefit Plans"). The Company has no commitment or obligation to establish or adopt any new or additional Employee Benefit Plans or to materially increase the benefits under any existing Employee Benefit Plan.

              (b) Except as otherwise disclosed on Schedule 3.15, each Employee Benefit Plan that is an "employee pension benefit plan," as defined in section 3(2) of ERISA, (a "Pension Plan") is intended to qualify under section 401 of the Code and each trust maintained pursuant thereto is intended to be exempt from federal income taxation under section 501 of the Code, and the Company has received a determination letter from the Internal Revenue Service with respect to each such Pension Plan and trust to the effect that such Pension Plan and trust are so qualified and exempt. No such determination letter has been revoked, and to the knowledge of the Company, revocation has not been threatened and nothing has occurred with respect to the operation of any such Pension Plan that could reasonably be expected to cause such revocation. None of such Pension Plans have been amended since the effective date of each respective determination letter in any respect that might adversely affect its qualification, increase its cost or require security under section 307 of ERISA.

              (c) With respect to each Employee Benefit Plan, the Company has delivered or made available to Buyer (i) a true, correct, and complete copy of each Employee Benefit Plan, including, in the case of a Pension Plan, copies of all amendments made since the most recent favorable determination letter, or, in the case of any unwritten Employee Benefit Plan, descriptions thereof;
(ii) copies of the determination letters with respect to each Employee Benefit Plan, as applicable; (iii) copies of the most recent Form 5500 filed with the Service with respect to each Employee Benefit Plan for which such report is required by applicable law; (iv) the most recent summary plan description for each Employee Benefit Plan for which such a summary plan description is required by applicable law; and (v) each trust agreement and insurance or annuity contract relating to any Employee Benefit Plan.

              (d) Except as disclosed on Schedule 3.15, neither the Company nor any ERISA Affiliate has ever contributed to any plan subject to section 413 of the Code or multiple employer welfare arrangement, as defined in section 3(40) of ERISA. An "ERISA Affiliate" shall mean any trade or business (whether or not incorporated) which is under common control, or which is treated as a single employer, with the Company under section 414(b), (c), (m) or (o) of the Code ("ERISA Affiliate").

              (e) Except as disclosed on Schedule 3.15, (i) all contributions to, and payments from, each Employee Benefit Plan that have been required to be made in accordance with the terms of such plans and, when applicable, section 302 of ERISA or section 412 of the Code, have been timely made, (ii) there has been no application for or waiver of the minimum funding standards of section 412 of the Code with respect to any Pension Plan or for any "defined benefit plan," as defined in Section 3(35) of ERISA maintained or contributed to by the Company or by any ERISA Affiliate (a "Defined Benefit Plan") and (iii) none of the Defined Benefit Plans has an "accumulated funding deficiency" within the meaning of section 412(a) of the Code as of the end of the most recently completed plan year. All such contributions to, and payments from any Employee Benefit Plan, except those payments to be made from a trust exempt from taxation under section 501 of the Code, for any period ending before the Closing Date that are not yet but will be required to be made will be properly accrued and will be disclosed on Schedule 3.15. Except as disclosed on Schedule 3.15, as of the most recent valuation date for each Defined Benefit Plan, there was no amount of "unfunded benefit liability," as defined in section 4001(a)(18) of ERISA under such Defined Benefit Plan, and the Company is not aware of any facts or circumstances that could materially adversely change the funded status of such Defined Benefit Plan. The Company has furnished or made available to Buyer the most recent actuarial report or valuation with respect to each Defined Benefit Plan and, as applicable, Employee Benefit Plan and with a letter of the actuary which outlines such plan's funded status, on both an ongoing and termination basis, as of the most recent valuation date. The information supplied to the actuary by the Company (or ERISA Affiliate) for use in preparing these reports was complete and accurate in all respects and the Company (or ERISA Affiliate) has no reason to believe that the conclusions expressed in the letter were inaccurate.

              (f) Except as disclosed on Schedule 3.15, neither the Company nor an ERISA Affiliate has incurred any liability to a Defined Benefit Plan (other than for contributions not yet due) that has not been fully paid as of the date hereof and all premium payments due to the Pension Benefit Guaranty Corporation pursuant to section 4007 of ERISA prior to the date hereof have been timely paid.

              (g) Except as disclosed on Schedule 3.15, the Employee Benefit Plans have been maintained and administered, in all material respects, in accordance with their terms and with all provisions of ERISA (including rules and regulations thereunder), the Code, and other applicable Federal and state law, and none of the Company, any ERISA Affiliate, any "party in interest" or any "disqualified person" with respect to the Employee Benefit Plans has engaged in a "prohibited transaction" within the meaning of section 4975 of the Code or section 406 of ERISA with respect to the Employee Benefit Plans. No event has occurred that could subject any Employee Benefit Plan, as applicable, to tax under section 511 of the Code.

              (h) Except as disclosed on Schedule 3.15, there is no violation of ERISA, the Code or other applicable law with respect to the filing of reports, returns, and other similar documents required to be filed with any governmental agency with respect to any Employee Benefit Plan and all reports, returns or similar documents required to be distributed to any Employee Benefit Plan participant have been timely distributed.

              (i) Except as disclosed on Schedule 3.15, none of the Company, any trustee, administrator or other fiduciary of an Employee Benefit Plan has engaged in any transaction or acted in a manner that could, or failed to act so as to, subject the Company or any fiduciary to any liability for breach of fiduciary duty under ERISA or other applicable law.

              (j) Except as disclosed in Schedule 3.15, there has been no "reportable event" as that term is defined in section 4043 of ERISA and the regulations thereunder with respect to the Defined Benefit Plan subject to Title IV of ERISA that would require the giving of notice or any event requiring disclosure under section 4041(c)(3)(C) or 4063(a) of ERISA.

              (k) Except as disclosed on Schedule 3.15, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee or group of employees of the Company or of any ERISA Affiliate;
(ii) increase any benefits otherwise payable under any Employee Benefit Plan or
(iii) result in the acceleration of the time of payment or vesting of any such benefits. Except as disclosed on Schedule 3.15, there are no severance agreements or employment agreements between the Company and any employee of the Company. The Company has no leased employees, as defined in Section 414(n) of the Code. Except as set forth on Schedule 3.15, the Company has no consulting agreements or arrangement with any person for the provision of personal services, except as are terminable upon one month's notice or less.

              (l) Except as disclosed on Schedule 3.15, the Company and all ERISA Affiliates have complied in all material respects with all obligations imposed by Section 4980B of the Code and no employee or former employee of the Company or any ERISA Affiliate is, by reason of such employee's or former employee's employment, entitled to receive any benefits, including without limitation, death or medical benefits (whether or not insured) beyond retirement or other termination of employment, other than (i) death or retirement benefits under a Pension Plan or (ii) continuation coverage pursuant to section 4980B of the Code.

              (m) Except as disclosed on Schedule 3.15, there are no investigations by any governmental agency, other claims, suits or proceedings against or involving any Company Pension Plan or Company Employee Benefit Plan, and, to the knowledge of the Company, there is no basis for any such investigation, legal action or proceeding.

              3.16   Employment Matters; Labor Relations.

              (a) Set forth on Schedule 3.16(a) is a list of all employees, officers or managers of the Company, their current rates of compensation, their length of service with the Company. Schedule 3.16 sets forth a true, complete and accurate description of all practices, policies, understandings and agreements with all such employees relating to their employment. All contracts and arrangements with employees are in full force and effect, and neither the Company nor, to the Company's knowledge, any other person or entity is in default under any of them. In the conduct of its affairs and business, as of the Closing Date the Company has complied with all applicable laws and regulations relating to the employment of labor including those related to wages, hours, discrimination, employee pension and welfare benefit plans, collective bargaining, and the payment of Social Security or similar taxes, and the Company has withheld and paid to the appropriate governmental authority all amounts required by law or agreement to be withheld from wages or salaries of such employees.

              (b) There is no pending or, to the Seller's knowledge, threatened labor dispute, strike or lockout, slowdown, stoppage, unfair labor practice complaint, grievance procedure or arbitration proceeding relating to the Company. No employees of the Company are subject to any collective bargaining agreement or labor contracts. There are currently no efforts underway respecting proposed union representation of the employees of the Company and no collective bargaining agreement is currently being negotiated.

              (c) The Seller has provided to the Buyer with copies of all Occupational Safety and Health Administration ("OSHA") reports having to do with the Company, its operations or its business and received by the Company during the last three years. No other oral or written complaints or notices have been received by the Company from OSHA or any other regulatory agencies or offices having jurisdiction over health or safety matters relating to the Company. All matters noticed in such reports have been resolved or cured as of the Closing Date.

              (d) Neither the Company nor any person with whom the Company would be treated as an "employer" for purposes of the Worker Adjustment and Retraining Notification Act or any similar state law ("WARN") has taken any action or failed to take any action which could result in any liability or obligation under WARN.

              3.17   Environmental Compliance.

              (a) The Company is and has been in compliance with all applicable Environmental Laws, except where the failure to do so would not reasonably be expected to have a Company Material Adverse Effect. The Company has obtained and is and has been in material compliance with all permits required under applicable Environmental Laws. Neither the Seller nor the Company knows or has reason to suspect that there is any past or present event, condition or circumstance that is likely to interfere with the conduct of the business of the Seller in the manner now conducted or which would interfere in any material respect with the Seller's compliance with Environmental Laws or constitute a material violation thereof.

              (b) Neither the Company nor any property previously owned by the Company, is subject to any actual or, to the knowledge of the Seller, potential action, claim, investigation, review or other proceeding by any third party or before any governmental, judicial or regulatory body, under or based upon any Environmental Law or exposure to hazardous or toxic substances.

              (c) The facilities and property presently owned or leased by the Company have been operated in material compliance with all applicable Environmental Laws and are not (and would not be, if all relevant facts were known to the applicable governmental authorities) subject to any removal, clean-up, remediation, restoration or recordation obligations under such laws, except such as would not reasonably be expected to have a Company Material Adverse Effect. There are no underground or above-ground storage tanks or pits on the real property now or previously owned or leased by the Company that require (or that would require, if all relevant facts were known to the applicable governmental authorities) removal, clean-up, remediation, restoration, reporting, notification, recordation or any other action except as would not reasonably be expected to have a Company Material Adverse Effect.

              (d) No hazardous substances, solid wastes or other wastes generated by the Company (or, to the knowledge of the Seller, from properties previously owned by the Company) have been sent to a site which, pursuant to any applicable Environmental Law, has been placed, or is proposed to be placed, on the "National Priority List" or any similar state list of hazardous waste sites or which is subject to a claim, administrative order or other request to take any cleanup, removal or remedial action or to pay for any costs relating to such site. All hazardous substances, solid wastes and other wastes generated by the Company (or, to the knowledge of the Seller, any properties previously owned by the Company) and requiring disposal have, to the extent required by any Environmental Law, been transported only by authorized carriers and been treated, stored and disposed of only at permitted facilities.

              (e) The Seller shall provide to the Buyer true and correct copies of all environmental audits, assessments or other reports with respect to the compliance by the Company with, or liability of the Company under, Environmental Laws.

              3.18 Improper Payments. Neither the Company, any officer, agent or employee of the Company, nor, to the Company's knowledge, any distributor or licensee of any of the foregoing, nor any other person or entity (including, without limitation, any Affiliate of the Seller) acting on behalf of the Company, in any case for which such action may be attributable to the Company, has directly or indirectly, on behalf of or with respect to the Company, (i) made any political contributions with funds of the Company, (ii) made any payment which was not legal to make or which was not legal for the payee to receive, (iii) received any payment which was not legal to receive or which was not legal for the payor to make, (iv) executed any material transaction or payment which is not properly booked in accordance with GAAP or
(v) had any off-book bank or cash accounts of which the Company was the beneficial owner.

              3.19 Brokers and Finders. The Seller has not incurred any liability, contingent or otherwise, for brokers' or finders' fees in respect of this transaction for which the Buyer shall have any responsibility whatsoever.

              3.20 Securities Law Matters. The Seller hereby acknowledges that the shares of Bayard Stock to be transferred to the Seller pursuant to this Agreement will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), or any applicable state securities laws. The Seller represents and warrants to the Buyer that the Seller (i) has reviewed such information as the Seller has deemed relevant in connection with the acquisition of such securities, and (ii) is acquiring such securities for investment purposes only and not with a view to, or in connection with, a distribution.

              3.21 Disclosure. Neither this Agreement nor any certificate, instrument, or written statement or schedule furnished or to be furnished to the Buyer by the Seller contains or will contain an untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading. There is no fact which the Seller has not disclosed to the Buyer and of which the Seller has knowledge which materially and adversely affects or which could reasonably be expected to materially and adversely affect the business, condition (financial or otherwise), prospects, operations, property or affairs of the Company as proposed to be conducted or the ability of the Seller to perform its obligations hereunder or under any agreement, document or instrument entered in connection with the transactions contemplated hereby.

                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF THE BUYER AND NEWCO

              The Buyer and Newco, jointly and severally, represent and warrant to the Seller as follows:

              4.1    Organization.

              (a) The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business in each jurisdiction where it conducts business except where the failure to so qualify would not have a Buyer Material Adverse Effect. The Buyer has all requisite corporate power and authority to conduct its business and to own or lease its properties, as now conducted, owned or leased.

              (b) Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in each jurisdiction where it conducts business. Newco has all requisite corporate power and authority to conduct its business and to own or lease its properties, as now conducted, owned or leased.

              4.2    Authority; Binding Effect.

              (a) Buyer has all necessary power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement have been duly and validly authorized by the Buyer's Board of Directors, which constitutes all necessary corporate action on the part of the Buyer for such authorization. This Agreement has been duly executed and delivered by the Buyer and constitutes a valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with its terms. All agreements required hereunder to be executed and delivered by the Buyer at the Closing will, upon execution and delivery in accordance with the provisions hereof, constitute valid and binding agreements enforceable against the Buyer in accordance with their terms.

              (b) Newco has all necessary power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement have been duly and validly authorized by Newco's Board of Directors, which constitutes all necessary corporate action on the part of Newco for such authorization. This Agreement has been duly executed and delivered by Newco and constitutes a valid and binding agreement of the Newco, enforceable against Newco in accordance with its terms. All agreements required hereunder to be executed and delivered by Newco at the Closing will, upon execution and delivery in accordance with the provisions hereof, constitute valid and binding agreements enforceable against Newco in accordance with their terms.

              4.3 Capitalization; Bayard Common Stock. The authorized capital stock of the Buyer consists of (i) 100,000,000 shares of Bayard Common Stock, of which 10,932,000 shares are issued and outstanding and (ii) 20,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are issued and outstanding. All of the issued and outstanding shares of Bayard Common Stock are validly authorized and issued, fully paid and nonassessable and have not been issued in violation of preemptive or similar rights. Except as set forth on Schedule 4.3, there are no outstanding subscriptions, convertible or exchangeable securities, warrants, options, contracts, calls, or other rights of any kind committing or obligating the Buyer to issue or sell any issued or unissued shares of its capital stock, or any securities or obligations of any kind convertible into its capital stock. The shares of Bayard Common Stock to be issued to the Seller in connection with this transaction are duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable.

              4.4 Financial Statements. The Buyer has previously provided the Seller with (i) audited financial statements of the Buyer as of and for the year ended December 31, 1996, consisting of a balance sheet as of such date and a statement of operations and statement of cash flow for the year then ended and accompanied by a report of KPMG Peat Marwick, L.L.P. with respect thereto, and (ii) unaudited financial statements of the Buyer as of and for the six months ended June 30, 1997, which financial statements consist of a balance sheet as of such date and a statement of operations and statement of cash flow for the six months then ended (the "Buyer Financial Statements"). The Buyer Financial Statements have been prepared and presented in accordance with GAAP applied on a consistent basis (except that the unaudited financial statements do not contain notes and may be subject to normal audit adjustments), and the Buyer Financial Statements present fairly the financial position and results of operations and changes in cash flows of the Buyer as of the dates and for the periods indicated. The income reflected in the Buyer Financial Statements consists of ordinary operating profits and, except as noted in the Buyer Financial Statements, none of such income is due to a non-reoccurring sale or transaction outside of the Buyer's ordinary course of business (whether or not such sale or transaction would be otherwise classified as an extraordinary event under GAAP).

              4.5 Absence of Undisclosed Liabilities. The Buyer has no debt or liability of any kind, whether accrued, absolute, contingent or otherwise, including, without limitation, any debt or liability on account of taxes or any governmental charges or penalty, interest or fines, except (i) as set forth in
Schedule 4.5, (ii) as and to the extent disclosed or reserved against in the Buyer Financial Statements or (iii) for debts or liabilities which were incurred by the Buyer since June 30, 1997 in the ordinary course of business consistent with past practice and would not, individually or in the aggregate, be reasonably expected to result in a Buyer Material Adverse Effect.

              4.6 Brokers and Finders. The Buyer has incurred no liability, contingent or otherwise, for brokers' or finders' fees in respect of this transaction for which the Seller will have any responsibility whatsoever.

              4.7    Securities Law Matters.

              (a) The Buyer hereby acknowledges that the Shares will not be registered under the Securities Act of 1933 or any applicable state securities laws. The Buyer represents and warrants to the Seller that the Buyer (i) has reviewed such information as the Buyer has deemed relevant in connection with the Buyer's acquisition of such securities, and (ii) is acquiring such securities for investment purposes only and not with a view to, or in connection with, a distribution.

              (b) The shares of Bayard Stock to be transferred to the Seller pursuant to this Agreement will not be registered under the Securities Act or any applicable state securities laws. Such securities will be issued to the Seller in reliance upon the exemption from registration contained in Section 4(2) of the Securities Act and similar provisions of state securities laws.

              4.8 Consents and Filings. There is no requirement applicable to the Buyer or Newco to obtain any consent, approval or authorization of, or to make or effect any declaration, filing or registration with, any Governmental Authority for the valid execution and delivery by the Buyer or Newco of this Agreement, the due performance by the Buyer or Newco of their respective obligations hereunder or the lawful consummation of the transactions contemplated hereby, except filings required with respect to the HSR Act and except for consents, approvals, authorizations, filings and permits, which the failure to obtain or make would not (i) reasonably be expected to have a Buyer Material Adverse Effect or (ii) prevent the Buyer or Newco from consummating the transactions contemplated by this Agreement.

              4.9 No Litigation. There are no actions, suits, inquiries, investigations or other proceedings pending, or, to the knowledge of Buyer, any basis therefor or threat thereof, against Buyer, its properties or its assets, which (i) question the validity of this Agreement or the ability of the Buyer to consummate the transactions contemplated by this Agreement or (ii) would (a) reasonably be expected to have a Buyer Material Adverse

Effect or (b) prevent the Buyer or Newco from consummating the transactions contemplated by this Agreement.

              4.10 No Conflicts. Except as set forth in Schedule 4.10 hereto, the execution and delivery by the Buyer and Newco of this Agreement, and the performance by the Buyer or Newco of the transactions contemplated hereby, will not: (i) conflict with, or result in a violation or breach of, any provision of the charter documents or by-laws of the Buyer or Newco, (ii) conflict with, or result in any violation or breach of, or constitute a default under, any term or provision of any material mortgage, indenture, deed of trust, note, bond, lease, permit, license or other instrument, contract or agreement to which the Buyer or Newco is a party or by which their respective properties or assets are bound, (iii) conflict with, or result in any violation of, any material law, ordinance, statute, rule or regulation of any Governmental Authority or of any order, writ, injunction, judgment or decree of any court, arbitrator or Governmental Authority applicable to the Buyer or Newco except, in the case of clause (ii) and (iii), for any conflicts, violations, breaches or defaults that would not reasonably be expected to have a Buyer Material Adverse Effect.

              4.11   Disclosure.

              (a) Neither this Agreement nor any certificate, instrument, or written statement or schedule furnished or to be furnished to the Seller on behalf of the Buyer contains or will contain an untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading. There is no fact which the Buyer has not disclosed to the Seller and of which the Buyer has knowledge which materially and adversely affects or which could reasonably be expected to materially and adversely affect the business, condition (financial or otherwise), prospects, operations, property or affairs of the Buyer as proposed to be conducted or the ability of the Buyer to perform its obligations hereunder or under any agreement, document or instrument entered in connection with the transactions contemplated hereby.

              (b) The Registration Statement (as hereinafter defined) previously provided to the Seller complies in all material respects with the rules and regulations of the Securities and Exchange Commission and does not and will not contain an untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading. As of the date hereof there is no fact or circumstance that has not been disclosed to the Seller that would reasonably be expected to result in Buyer Material Adverse Effect.

              4.12 Compliance with Laws. The Buyer is not in breach or violation of (i) any provision of its charter documents or bylaws, (ii) any term or provision of any Material Agreement to which it is a party or by which its properties or assets may be bound or (iii) any law, ordinance, statute, rule or regulation of any Governmental Authority or of any order, writ, injunction, judgment or decree of any court, arbitrator or Governmental Authority applicable to it or its properties or assets, except, in the case of clauses (ii) and (iii), for breaches, violations or defaults which would not reasonably be expected to have a Buyer Material Adverse Effect.

              4.13   Environmental Compliance.

              (a) The Buyer is and has been in compliance with all applicable Environmental Laws, except where the failure to do so would not reasonably be expected to have a Buyer Material Adverse Effect. The Buyer has obtained and is and has been in material compliance with all permits required under applicable Environmental Laws. The Buyer does not know or have reason to suspect that there is any past or present event, condition or circumstance that is likely to interfere with the conduct of the business of the Buyer in the manner now conducted or which would interfere in any material respect with the Buyer's compliance with Environmental Laws or constitute a material violation thereof.

              (b) Neither the Buyer nor any property previously owned by the Buyer, is subject to any actual or, to the knowledge of the Buyer, potential action, claim, investigation, review or other proceeding by any third party or before any governmental, judicial or regulatory body, under or based upon any Environmental Law or exposure to hazardous or toxic substances.

              (c) The facilities and property presently owned or leased by the Buyer have been operated in material compliance with all applicable Environmental Laws and are not (and would not be, if all relevant facts were known to the applicable governmental authorities) subject to any removal, clean-up, remediation, restoration or recordation obligations under such laws, except such as would not reasonably be expected to have a Buyer Material Adverse Effect. There are no underground or above-ground storage tanks or pits on the real property now or previously owned or leased by the Buyer that require (or that would require, if all relevant facts were known to the applicable governmental authorities) removal, clean-up, remediation, restoration, reporting, notification, recordation or any other action except as would not reasonably be expected to have a Buyer Material Adverse Effect.

              (d) No hazardous substances, solid wastes or other wastes generated by the Buyer (or, to the knowledge of the Buyer, from properties previously owned by the Buyer) have been sent to a site which, pursuant to any applicable Environmental Law, has been placed, or is proposed to be placed, on the "National Priority List" or any similar state list of hazardous waste sites or which is subject to a claim, administrative order or other request to take any cleanup, removal or remedial action or to pay for any costs relating to such site. All hazardous substances, solid wastes and other wastes generated by the Buyer (or, to the knowledge of the Buyer, any properties previously owned by the Buyer) and requiring disposal have, to the extent required by any Environmental Law, been transported only by authorized carriers and been treated, stored and disposed of only at permitted facilities.

              (e) The Buyer shall provide to the Seller true and correct copies of all environmental audits, assessments or other reports with respect to the compliance by the Buyer with, or liability of the Buyer under, Environmental Laws.

              4.14 Improper Payments. Neither the Buyer, any officer, agent or employee of the Buyer, nor, to the Buyer's knowledge, any distributor or licensee of any of the foregoing, nor any other person or entity (including, without limitation, any Affiliate of the Buyer) acting on behalf of the Buyer, in any case for which such action may be attributable to the Buyer, has directly or indirectly, on behalf of or with respect to the Buyer, (i) made any political contributions with funds of the Buyer, (ii) made any payment which was not legal to make or which was not legal for the payee to receive, (iii) received any payment which was not legal to receive or which was not legal for the payor to make, (iv) executed any material transaction or payment which is not properly booked in accordance with GAAP or (v) had any off-book bank or cash accounts of which the Buyer was the beneficial owner.


                                   ARTICLE V

                        CERTAIN COVENANTS AND AGREEMENTS

              5.1    Access to Information.

              (a) From the date hereof until the Closing Date, the Seller and the Company shall grant to the Buyer and its agents and other representatives, upon reasonable notice and during normal business hours, access to the books and records, facilities, tangible assets and personnel of the Company to the extent reasonably required to enable the Buyer to conduct its due diligence review for purposes of the transactions contemplated by this Agreement. All such information obtained by the Buyer and its agents and representatives shall be subject to Section 5.7 of this Agreement.

              (b) From the date hereof until the Closing Date, the Buyer shall grant to the Seller and its agents and other representatives, upon reasonable notice and during normal business hours, access to the books and records, facilities, tangible assets and personnel of the Buyer to the extent reasonably required to enable the Seller to conduct its due diligence review for purposes of the transactions contemplated by this Agreement. All such information obtained by the Seller and its agents and representatives shall be subject to Section 5.7 of this Agreement.

              5.2 Reasonable Best Efforts. Subject to the terms and conditions hereof, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things which are necessary, proper or advisable under applicable laws and regulations or otherwise in order to consummate and make effective the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each of the parties hereto shall execute and deliver, or cause to be executed and delivered, all agreements, certificates and other instruments and shall use its reasonable best efforts promptly to obtain all waivers, permits, consents, approvals and other authorizations from, and to effect all registrations, filings and notices with or to, any Governmental Authorities or other Persons which are necessary or appropriate in connection with said transactions or in order to fulfill all conditions to obligations of the parties under this Agreement.

              5.3    Conduct of Business Pending Closing.

              (a) From the date hereof until the Closing, except as permitted by this Agreement or as otherwise consented to by the Buyer in writing, the Seller shall take all actions to cause the Company to, and the Company shall, (a) conduct its business in the ordinary course and in a manner consistent with past practice and to preserve its present business organization and to maintain and preserve intact its present relationships with customers, suppliers, insurers, lessors and licensees, (b) maintain its books, accounts and records in the usual, regular and ordinary manner, consistent with past practice, (c) comply in all material respects with all applicable laws and regulations. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, except as permitted by this Agreement or as otherwise consented to by the Buyer in writing, the Seller shall cause the Company not to, and the Company shall not, (i) amend or modify its charter documents or bylaws (ii) issue, sell or dispose of any shares of capital stock of the Company or any options, warrants, calls or other rights to acquire any shares of capital stock of the Company, (iii) consolidate or merge with any person; (iv) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of the Company; (v) reclassify, combine split or subdivide any shares of capital stock of the Company; (vi) change the accounting principles or methods of the Company, except as required by law or as a result of any mandatory change in accounting standards; (vii) mortgage, pledge or subject to any lien, claim or encumbrance any of the assets of the Company, except for liens, claims or encumbrances incurred in the ordinary course of business, consistent with past practice,
(viii) enter into, amend or terminate any Material Agreement, except in the ordinary course of business; (ix) sell, assign, lease, transfer or dispose of any properties or assets with a value, individually or in the aggregate, in excess of $50,000; (x) borrow any funds, or prepay any debt obligation; (xi) lend any funds to, or guarantee any obligations of, any person or entity; (xii) enter any agreement or make any commitment which involves, individually or in the aggregate, a capital expenditure of $50,000 or more; or (xiii) grant any increase in compensation or pay or agree to pay or accrue any bonus or like benefit to or for the benefit of any director, officer, employee or other person, or increase benefits or benefit plan costs, or establish or increase any bonus, insurance, pension, compensation or other Employee Benefit Plan or Pension Plan made for or with or covering any directors, officers or employees; provided, however, that nothing in this Section 5.3(a) shall prohibit the Company from declaring, setting aside or paying any cash dividend or other cash distribution with respect to the capital stock of the Company in an amount which, after giving effect to such cash dividend or other cash distribution, would, in the good faith estimate of the Seller, result in the Working Capital Adjustment Amount being approximately zero; provided further, that such cash dividend or other cash distribution shall be effected by the Company solely for the purpose of ensuring that the Working Capital Adjustment Amount will be approximately zero.

              (b) From the date hereof until the Closing, the Buyer shall not pay any dividend in cash or other assets of the Buyer to holders of Bayard Common Stock.

              5.4 Exclusivity. From the date hereof until the Closing, (i) neither the Seller nor any of its Affiliates, agents or representatives shall, directly or indirectly, solicit, encourage or accept any offer from, or negotiate or engage in discussions with, any party with respect to the transfer, sale, disposition or similar transaction involving the Company, or provide any information to, any Person concerning such a transaction and (ii) neither the Buyer nor any of its Affiliates, agents or representatives shall, directly or indirectly, solicit, encourage or accept any offer from or negotiate or engage in discussions with, any Person with respect to any material acquisition transaction. Seller will promptly notify Buyer of any inquiry (including the terms thereof and the identity of the Person making such inquiry) which it may receive in respect of any such transaction.

              5.5    Notice.

              (a) The Seller and the Company shall give written notice to the Buyer promptly after the Seller or the Company obtains knowledge of the occurrence, or the alleged occurrence, of any event or omission which would result in (i) any of the Seller's or the Company's representations or warranties being or becoming inaccurate or misleading or (ii) any breach by the Seller or the Company of this Agreement.

              (b) The Buyer shall give written notice to the Seller promptly after the Buyer obtains knowledge of the occurrence, or the alleged occurrence, of any event or omission which would result in (i) any of the Buyer's representations or warranties being or becoming inaccurate or misleading or
(ii) any breach by the Buyer of this Agreement.

              5.6 Return of Informational Material. If the transactions contemplated by this Agreement are not consummated, the parties shall return to each other all of the items of information which they have received from any other party hereunder, including all copies of same made by the parties.

              5.7    Confidentiality of Information.

              (a) If the transactions contemplated by this Agreement are not completed, Buyer (i) will keep the information furnished to it hereunder or in contemplation hereof strictly confidential, except to the extent such information (A) was already known to the Buyer, or (B) is furnished to the Buyer by a third party independently of the Buyer's investigation in connection with the transactions contemplated by this Agreement (and which such third party is under no restriction prohibiting it from disclosing such information), or (C) is required to be disclosed by law, provided, however, that if the Buyer proposes to make any such disclosure required by law, the Buyer shall, at least five business days prior to such disclosure, provide to the Seller the information proposed to be disclosed, as well as the facts and circumstances involved and the reason the Buyer is required to make such disclosure; and (ii) will not use any of such information to the Buyer's financial advantage or in competition with the Seller.

              (b) From and after the Closing, the Seller shall not, directly or indirectly, disclose or provide to any other person or entity any nonpublic information of a confidential nature concerning the business or operations of the Buyer (including any information related to the Company acquired pursuant to this Agreement), except as may be required by law; provided, however, that if the Seller proposes to make any such disclosure required by law, the Seller shall, at least five business days prior to such disclosure, provide to the Buyer the information proposed to be disclosed, as well as the facts and circumstances involved and the reason the Seller is required to make such disclosure.

              5.8 Employment Matters. Except for the employment agreements set forth on Schedule 3.16 hereto, Buyer is under no obligation to employ any individual employed by the Company and, to the extent Buyer does employ any such individual, such employment shall be at-will and Buyer shall be under no obligation to provide compensation or benefits comparable to those provided to such individual by the Company.

              5.9 Access to and Maintenance of Records. For a period of three years after the Closing Date, each of the Buyer and the Seller will preserve and maintain the corporate, accounting, auditing, tax and other books and records of the Company that are held by it or transferred pursuant to this Agreement and will make such books and records available to each other upon reasonable notice and at reasonable times. The Buyer and the Seller shall be entitled to make copies of any such books and records as they shall deem reasonably necessary for purposes of making the same available to appropriate tax authorities or for other proper purposes.

              5.10 Publicity. Each of the parties hereto agrees that it shall not and shall not permit its respective Affiliates to make any public statement (whether written or oral) with respect to this Agreement or the transactions contemplated herein without the prior written consent of the other party hereto, unless such public statement is required by law, stock exchange requirements or legal process, in which case the party required to make such public statement shall afford the other party reasonable opportunity to review and comment on such statement prior to dissemination.

                                   ARTICLE VI

                             CONDITIONS TO CLOSING

              6.1. Conditions to the Obligations of Each of the Parties. The obligations of the Buyer, the Seller the Company and Newco to consummate the transactions contemplated hereby at the Closing are subject to the fulfillment, at or prior to the Closing, of the following conditions:

              (a) there shall not be any injunction, writ, temporary restraining order or any order issued by any court or governmental agency restraining or prohibiting the consummation of the transactions contemplated by this Agreement; and

              (b) all applicable waiting periods under the HSR Act shall have terminated or expired and no objection shall have been made to the transaction by either the Federal Trade Commission or the Department of Justice.

              (c) All Liens on the Shares shall have been removed, and the Shares shall be free and clear of all Liens and the indebtedness of the Company set forth on Schedule 3.9 hereto shall have been fully and unconditionally released.

              6.2. Conditions to the Obligations of the Buyer and Newco. The obligation of the Buyer and Newco to consummate the transactions contemplated hereby at the Closing is subject to the fulfillment, or waiver by the Buyer and Newco, at or prior to the Closing, of the following conditions:

              (a) The representations and warranties of the Seller and the Company contained in this Agreement shall be true and correct in all material respects as of the Closing Date as if made on such date.

              (b) The Seller and the Company shall have duly performed or complied in all material respects with all of the agreements, covenants and obligations to be performed or complied with by the Seller and the Company under the terms of this Agreement on or prior to the Closing Date.

              (c) The Buyer shall have received certificates, dated the Closing Date, from the Seller and the Company, executed by the respective chief executive officer and the chief financial officer of the Seller and the Company, certifying that the conditions set forth in paragraphs (a) and (b) above, have been fulfilled.

              (d) Buyer shall have received opinions from (i) Michael Blaschke, general counsel to the Company, (ii) Akin, Gump, Strauss, Hauer & Feld, L.L.P., counsel to the Seller and the Company (solely as to matters governed by Delaware law) and (iii) Fellers, Snider, Blankenship, Bailey & Tippens, A Professional Corporation (solely as to the absence of any requirement under Oklahoma law that a vote of the stockholders of the Seller be obtained in order to consummate the transactions contemplated hereby), each dated the Closing Date, and each in form and substance reasonably satisfactory to the Buyer.

              (e)    Each of the Seller and the Broker shall have entered into
(i) the Second Amended and Restated Stockholder and Voting Agreement (the "Stockholders Agreement") in the form attached as Exhibit A hereto and (ii) the Registration Rights Agreement (the "Registration Rights Agreement") in the form attached as Exhibit B hereto.

              (f) Buyer shall have received the SAS 71 Review and such SAS 71 Review shall not have contained any material differences from the Company Unaudited Financial Statements.

              (g) Buyer shall have received an assignment of all of Seller's interests under any contracts or documents relating to the Prior Acquisition (as hereinafter defined).

              6.3 Conditions to the Obligations of the Seller. The obligation of the Seller and the Company to consummate the transactions contemplated hereby at the Closing is subject to the fulfillment, or waiver by the Seller and the Company, at or prior to the Closing, of the following conditions:

              (a) The representations and warranties of the Buyer and Newco contained in this Agreement shall be true and correct in all material respects as of the Closing Date as if made on such date.

              (b) The Buyer and Newco shall have duly performed or complied in all material respects with all of the agreements, covenants and obligations to be performed or complied with by the Buyer and Newco under the terms of this Agreement on or prior to the Closing Date.

              (c) The Seller shall have received certificates, dated the Closing Date, from the Buyer and Newco, executed by the respective chief executive officer and the chief financial officer of the Buyer and Newco, certifying that the conditions set forth in paragraphs (a) and (b) above, have been fulfilled.

              (d) The Seller shall have received an opinion from Baker & Botts, L.L.P., counsel to the Buyer, dated the Closing Date, in form and substance reasonably satisfactory to the Seller.

              (e) The Buyer shall have entered into (i) the Stockholders Agreement and (ii) the Registration Rights Agreement.


                                  ARTICLE VII

                                  TAX MATTERS

              7.1    Tax Elections.

              (a)    Seller shall make a timely and effective election under
Section 338 of the Code (and any corresponding elections under state, local or foreign tax law) with respect to Seller's acquisition of the Company pursuant to its tender offer for the Bonray Common Stock on February 11, 1997 (the "Prior Acquisition") and shall treat the transaction consistently with such election for state, local and foreign income tax purposes to the extent allowed by law (the "Section 338 Election"). For purposes of allocating the purchase price paid by Seller in the Prior Acquisition among the assets of the Company in accordance with the Treasury regulations promulgated under Section 338 of the Code,

Seller shall consult with, and adopt such allocations as are reasonably requested by, Buyer. Seller shall (i) be responsible for the timely and accurate filing of all income tax returns of the Company which are required to include, or on which are required to be reported, any income, gain, loss, or deduction attributable to, or resulting from, the Section 338 Election and (ii) follow the allocations requested by Buyer (which are described in the preceding sentence) for purposes of reporting such income, gain, loss, and deduction. Seller shall pay, and shall indemnify and hold Buyer harmless against, all liabilities for Taxes of the Company which are attributable to, or result from, the Section 338 Election.

              (b) Except as contemplated in (a) above and as is consistent with past practice, without the prior written consent of Buyer, neither Seller nor the Company nor any Affiliate of Seller shall, to the extent it may affect or relate to the Company, make or change any election, change any annual tax accounting period, adopt or change any tax accounting method, file any amended return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, take any other action or omit to take any action, if any such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission would have any adverse tax effects to the Buyer or to the Company for any period beginning on or after the Closing Date.

              7.2 Tax Returns. Seller shall, to the extent permitted by applicable law, include the Company in its consolidated federal Income Tax return, and in those state, local and foreign Income Tax returns that are filed on a consolidated, combined or unitary basis, for the Seller's tax period that includes the Closing Date. Such Tax Returns shall include, without limitation,
(i) any deferred income and gain taken into income by reason of Treasury Regulation Section 1.1502-13 or any similar provision of state, local or foreign law upon consummation of the Merger, (ii) any excess loss accounts taken into income by reason of Treasury Regulation Section 1.1502-19 or any similar provision of state, local or foreign law upon consummation of the Merger, (iii) any cancellation of indebtedness income arising out of the termination of Seller's and the Company's obligations to each other, and (iv) all other items of income, gain, loss, deduction and credit of the Company for the period up to and including the Closing Date, as determined by closing the books of the Company as of the end of the Closing Date. Seller shall also be responsible for the timely filing of those tax returns described in Section 7.1(a) hereof and all other Tax Returns of or which include the Company which are due on or before the Closing Date. Buyer shall be responsible for the filing of all Tax Returns of the Company which are due after the Closing Date, other than those described in the first and third sentences of this Section 7.2.

              7.3    Liability for Taxes; Indemnification and Control of
Contests.

              (a) Seller shall be liable for (i) all Taxes that are required to be reflected on or paid with, or that relate to or arise out of, the Tax Returns that Seller is responsible for filing pursuant to Sections 7.1(a) and
7.2 hereof, including, without limitation, any increase in Taxes attributable to any subsequent adjustments of such Tax Returns, except to the extent attributable to any action of Buyer or the Company after its acquisition by Buyer, (ii) a portion, determined as described below, of any ad valorem Taxes, excise Taxes, in-lieu-of Taxes or similar Taxes that are imposed on or connected with the Company and its assets for any taxable period beginning before and ending after the Closing Date (a "Straddle Period"), and (iii) all other Taxes imposed on or connected with the Company which are attributable to periods ending on or before the Closing Date (except to the extent attributable to actions of Buyer or the Company after its acquisition by Buyer). Buyer and the Company shall be liable for all other Taxes imposed on or connected with the Company; provided, however, Seller shall be liable for such Taxes only to the extent the aggregate amount of such Taxes exceeds the amount accrued on the balance sheet in the Company Unaudited Financial Statements in accordance with past accounting practice. Should any ad valorem Taxes, excise Taxes, in-lieu-of Taxes or similar Taxes be imposed on the Company or its assets for any Straddle Period, Seller shall be liable for a portion of such Taxes that shall be determined by pro-rating such Taxes for the Straddle Period on a daily basis.

              (b) Seller shall indemnify Buyer and the Company, and Buyer shall indemnify Seller in the manner described in the following paragraph, against liability for any Taxes or other amounts for which the indemnifying party (the "Tax Indemnitor") is liable pursuant to Section 7.2(a). The amount of such indemnity shall also include (i) out-of-pocket costs and expenses (including, without limitation, reasonable attorney fees, accountants fees and outside consultant fees) incurred in investigating, defending, or contesting the Taxes and/or claims for which indemnification is sought and (ii) any additional amount reasonably necessary to indemnify the indemnified party (the "Tax Indemnitee") against any additional liability for Taxes that such party may incur as a result of the indemnity payment itself after taking into account the Tax benefit to such party from having paid the amount for which the party is being indemnified or Tax payments resulting from payments under this Section.

              (c) On or after payment of any Taxes or such other amounts by the Tax Indemnitee, the Tax Indemnitee shall submit an invoice to the Tax Indemnitor stating that such Taxes or such other amounts have been paid and giving in reasonable detail the particulars relating thereto. Within 30 days of receipt of such notice, the Tax Indemnitor shall remit payment for such Taxes or other amounts to the Tax Indemnitee. Any payment required under this
Section 7.3 that is not made when due shall bear interest (from the date of receipt of the written notice) at the rate per annum determined, from time to time, under the provisions of Section 6621(a)(2) of the Code for each day until paid.

              (d) The Tax Indemnitee agrees to give prompt notice to the Tax Indemnitor of the assertion or payment of any claim, or the commencement of any suit, action or proceeding, in respect of which indemnity may be sought hereunder and will give the Tax Indemnitor such information with respect thereto as it may reasonably request. The failure of the Tax Indemnitee to exercise promptness in such notification shall not amount to a waiver of such claim unless the resulting delay materially prejudices the position of the Tax Indemnitor with respect to the claim. The Tax Indemnitor may, at its own expense and upon notice to the Tax Indemnitee, (i) participate in and (ii) except as provided in Section 7.3(e), assume the defense of any such suit, action or proceeding (including any Tax audit); provided that (i) the Tax Indemnitor's counsel is reasonably satisfactory to the Tax Indemnitee, and (ii) the Tax Indemnitor shall thereafter consult with the Tax Indemnitee upon the Tax Indemnitee's reasonable request for such consultation from time to time with respect to such suit, action or proceeding (including any Tax audit). If the Tax Indemnitor assumes such defense, (i) the Tax Indemnitee shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Tax Indemnitor and (ii) the Tax Indemnitor shall not assert that the loss, or any portion thereof, with respect to which the Tax Indemnitee seeks indemnity is not within the ambit of this Section. If the Tax Indemnitor elects not to assume such defense, the Tax Indemnitee may pay, compromise or contest the Tax at issue. Whether or not the Tax Indemnitor chooses to defend or prosecute any claim, all of the parties hereto shall cooperate in the defense or prosection thereof.

              (e) Notwithstanding the foregoing, Buyer shall control the defense of any Tax claim that relates to any Tax issue if the settlement of such issue would be expected to have a greater potential aggregate cost (determined on a present value basis using an 8% discount rate) to the Company and to Buyer and its affiliates for any Tax period ending after the Closing Date than the potential cost of such tax issue to Seller.

              7.4 Cooperation on Tax Matters. Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax Return, statement, report or form, any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and naming employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company, Buyer and Seller agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any tax period that includes, or ends on or prior to, the Closing Date for at least six years after the Closing Date, and to abide by all record retention agreements entered into with any Taxing Authority and (ii) to give the other party reasonable written notice prior to destroying or discarding any such books and records that relate directly to the Company's operations and, if the other party so requests, the Company, Buyer or Seller, as the case may be, shall allow the other party to take possession of such books and records.

              7.5 Tax Refunds. Buyer agrees to pay Seller that portion of any refund of Taxes previously paid by the Company which is received by Buyer or the Company to the extent such refund is attributable to any Tax for which Seller is responsible under Section 7.3. Seller agrees to pay Buyer that portion of any refund of Taxes previously paid by Buyer which is received by Seller or any of its Affiliates to the extent such refund is attributable to any Tax for which Buyer is responsible. Payments required under this Section
7.5 shall be made within 45 days after the receipt of such refund.

              7.6 Carrybacks and Carryovers. Seller will not pay to the Buyer any refund of Taxes or reduction in Seller's liability for Taxes resulting from a carryback of a post-acquisition tax attribute of the Company into the Seller Group's consolidated tax return, and Buyer and the Company shall be permitted to waive the carryback of any such post-acquisition tax attribute. Such payment shall be made promptly after such refund or reduction is realized by the Seller Group. Seller will cooperate with the Company and the Buyer in obtaining any such refund or reduction in Taxes, including through the filing of amended tax returns or refund claims.

              7.7 Termination of Existing Tax Sharing Agreements. The Seller shall cause any and all existing Tax sharing agreements or arrangements, written or unwritten, express or implied, binding the Company, including any agreements or arrangements which afford any other Person the right to receive any payment from the Company in respect of any Taxes or the benefit of any tax attribute of the Company or require or permit the transfer or assignment of any income, revenues, receipts or gains, to be terminated as of the Closing Date. After the Closing Date, the Company shall not have any further rights or obligations under any such agreements.

              7.8 Tax Matter Dispute Resolution. To the extent provided in this Article VI, any disputed items shall be resolved by a nationally recognized accounting firm chosen by and mutually acceptable to both Buyer and Seller. The selected accounting firm shall resolve any disputed items within 15 days of having the item referred to it pursuant to such procedures as it may require. Such resolution shall be final and binding upon the parties hereto, and shall constitute an arbitral award upon which judgment may be entered in any court having jurisdiction thereof. The costs, fees and expenses of the selected accounting firm shall be borne equally by Buyer and Seller.

              7.9 Survival for Tax Matters. Notwithstanding anything in this Agreement to the contrary, the provisions of this Article VII shall survive for the full period of all statutes of limitations (giving effect to any waiver, mitigation or extension thereof).

                                  ARTICLE VIII

                                INDEMNIFICATION

              8.1 Survival of Representations and Warranties. The representations and warranties contained in this Agreement shall survive until the second anniversary the Closing Date, except for the representations and warranties in Sections 3.12 and 3.15, which shall survive until the expiration of the applicable statute of limitations (taking into account any waiver or extension thereof).

              8.2 Indemnification by the Seller. From and after the Closing Date, the Seller shall indemnify and hold harmless Buyer, the Company, and each of their respective directors, officers, stockholders and Affiliates against any and all damages, losses, liabilities, costs or expenses, including legal and other expenses reasonably incurred in investigating and defending against the same (collectively, "Damages") incurred or sustained by such person resulting from (i) the breach of any representation or warranty of the Seller or the Company contained in this Agreement, or in any agreement, document or instrument delivered in connection with the transactions contemplated by this Agreement (a "Related Agreement"), (ii) any breach of any agreement or covenant of the Seller or the Company (in the case of any agreement or covenant to be performed by the Company prior to or at the Effective Time) contained in this Agreement or in any Related Agreement and (iii) any claim relating to or arising out of (A) the acquisition of the Shares by the Seller, including, but not limited to, any appraisal or other action brought by the former stockholders of the Company, or (B) any action, suit or proceeding identified in Schedule 3.6 hereto.

              The Buyer's rights to indemnification under this Section shall be limited as follows:

              (a) The amount of any Damages incurred by the Buyer shall be reduced by the net amount the Buyer or the Company recovers (after deducting all attorneys' fees, expenses and other costs of recovery) from any insurer or other party liable for the Damages, and the Buyer shall use reasonable efforts to effect any such recovery.

              (b) The Buyer shall not be entitled to indemnification unless and to the extent the aggregate amount of such Damages (reduced as provided in paragraph (a) above) exceeds $1,000,000; provided, that for all Damages incurred or sustained in respect of the matters referred to in subparagraph
(iii) of the first paragraph of Section 8.2, the Buyer shall be entitled to full indemnification from the first dollar of damages, whether or not the provisions of this Section 8.2(b) have been satisfied.

              (c) In no event shall the Buyer be entitled to indemnification pursuant to this Section 8.2 in respect of any Damages arising from a breach of the representations and warranties set forth in Section 3.17, to the extent that such breach arises from or is based upon events, conditions or circumstances occurring or existing at, or arising out of the ownership of, the property owned by the Company which is identified in Schedule 8.2(c) hereto (it being understood that the limitation set forth in this paragraph (c) is granted for and in consideration of the payment by the Seller to the Buyer referred to in Section 2.3(e)).

              (d) In no event shall the Buyer be entitled to indemnification pursuant to this Section 8.2 for Damages in an aggregate amount exceeding $60,000,000.

              8.3 Indemnification by the Buyer. From and after the Closing Date, the Buyer shall indemnify and hold harmless the Seller and its directors, officers, stockholders and Affiliates against any and all Damages incurred or sustained by such Person resulting from (i) the breach of any representation or warranty of Buyer contained in this Agreement or in any Related Agreement and
(ii) any breach of any agreement or covenant of the Buyer contained in this Agreement or in any Related Agreement.

              The Seller's rights to indemnification under this Section shall be limited as follows:

              (a) The amount of any Damages incurred by the Seller shall be reduced by the net amount the Seller recovers (after deducting all attorneys' fees, expenses and other costs of recovery) from any insurer or other party liable for the Damages, and the Seller shall use reasonable efforts to effect any such recovery.

              (b) The Seller shall not be entitled to indemnification unless and to the extent the aggregate amount of such Damages (reduced as provided in paragraph (a) above) exceeds $1,000,000.

              (d) In no event shall the Seller be entitled to indemnification pursuant to this Section 8.3 for Damages in an aggregate amount exceeding $60,000,000.

              8.4 Indemnification for Third Party Claims. The following procedures shall be applicable with respect to indemnification for Damages made or asserted by third parties ("Third Party Claims").

              (a) Each Person entitled to indemnification under Section 8.2 or 8.3 hereof (each, an "Indemnified Party") shall give the party or parties from whom it is seeking indemnification hereunder (collectively, the "Indemnifying Party") written notice as promptly as reasonably practicable after the written assertion of any Third-Party Claim or commencement of any action, suit or proceeding in respect thereof; provided, however, that, if an Indemnified Party fails to give Indemnifying Party written notice as provided herein, Indemnifying Party shall only be relieved of its obligations under this Article VIII in respect of such Third-Party Claim if and to the extent that the Indemnifying Party is materially prejudiced thereby (whether as a result of the forfeiture of substantive defenses or otherwise).

              (b) Promptly after receipt of written notice of a Third-Party Claim as contemplated by Section 8.4(a), the Indemnifying Party may in its sole discretion elect to assume the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party; provided, however, that (i) if the Indemnifying Party fails, within a reasonable time after receipt of written notice of such Third-Party Claim, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party, the Indemnified Party shall have the right to undertake the defense, compromise and settlement of such Third-Party Claim on behalf of and for the account and risk of the Indemnifying Party, subject to the right of the Indemnifying Party (upon notifying the Indemnified Party of its election to do so) to assume the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party at any time prior to the settlement, compromise, judgment or other final determination thereof, (ii) if in the reasonable judgment of the Indemnified Party a direct or indirect conflict of interest exists between the Indemnified Party and the Indemnifying Party in respect of the Third-Party Claim that would prohibit the assumption of the defense by the Indemnified Party under the applicable principles of legal ethics, the Indemnified Party shall (upon written notice to the Indemnifying Party of its election to do so) have the right to undertake the defense, compromise and settlement of such Third-Party Claim on behalf of and for the account and risk of the Indemnifying Party (it being understood and agreed that the Indemnifying Party shall not be entitled to assume the defense of such Third-Party Claim), (iii) if the Indemnified Party in its sole discretion so elects, it shall be entitled to employ separate counsel and to participate in the defense of such Third-Party Claim (and the Indemnifying Party shall cooperate with the Indemnified Party so as to allow it to participate in the defense thereof), but the fees and expenses of counsel so employed shall (except as otherwise contemplated by clauses (i) and (ii) above) be borne solely by the Indemnified Party and (iv) without the prior written consent of the Indemnified Party, the Indemnifying Party shall not settle or compromise any Third-Party Claim, or consent to the entry of any judgment relating thereto, that does not include as an unconditional term thereof the grant by the claimant or plaintiff to each Indemnified Party of a release from any and all liability in respect thereof.

                                   ARTICLE IX

                                  TERMINATION

              9.1    Termination.  This Agreement may be terminated:

              (a) at any time prior to the Closing by mutual consent of the Buyer and the Seller;

              (b) by the Buyer upon notice to the Seller if any of the conditions set forth in Sections 6.1 or 6.2 shall have become incapable of fulfillment and shall not have been waived by the Buyer; provided however, that Buyer has diligently and in good faith performed and complied in all material respects with the agreements and covenants required to be performed by it hereunder;

              (c) by the Seller upon notice to the Buyer if any of the conditions set forth in Sections 6.1 or 6.3 shall have become incapable of fulfillment and shall not have been waived by the Seller; provided however, that Seller has diligently and in good faith performed and complied in all material respects with the agreements and covenants required to be performed by it hereunder;

              (d) by the Buyer, if the Closing shall not have taken place on or before October 14, 1997, or such later date as the parties may have agreed to in writing, provided that the nonoccurrence of the Closing is not attributable to a breach of the terms hereof by the Buyer; or

              (e) by the Seller, if the Closing shall not have taken place on or before October 14, 1997, or such later date as the parties may have agreed to in writing, provided that the nonoccurrence of the Closing is not attributable to a breach of the terms hereof by the Seller or the Company.

              9.2 Survival. In the event of termination pursuant to Section 9.1, no party shall have any further liability hereunder, except (i) with respect to any willful breach of this Agreement prior to such termination and
(ii) Sections 5.7, 5.10 and 10.4 shall survive such termination and shall remain in full force and effect.

                                   ARTICLE X

                         DEFINITIONS AND MISCELLANEOUS

              10.1   Definitions.

              (a) As used in this Agreement, the terms set forth below shall have the following respective meanings:

              "Affiliate" means, with respect to any Person, any other Person who, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. As used herein, the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

              "Broker" means Donaldson, Lufkin & Jenrette Securities
Corporation.

              "Buyer Material Adverse Effect" means a material adverse effect on the business, properties, financial condition or results of operation of the Buyer and its subsidiaries, taken as a whole.

              "Code" means the Internal Revenue Code of 1986, as amended.

              "Company Material Adverse Effect" means a material adverse effect on the business, properties, financial condition or results of operations of the Company.

              "Environmental Laws" shall mean laws (including, without limitation, federal, state or local laws, ordinances, rules, regulations, guidelines, interpretations and orders of courts or governmental agencies or authorities) relating to health, safety, pollution or protection of the environment (including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata), including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act of 1976, the Solid Waste Disposal Act, the Federal Clean Water Act, the Federal Clean Air Act, the Hazardous Materials Transportation Act (all as amended), and any common law or equitable doctrines (including, without limitation, negligence, nuisance, trespass and strict liability) when applied to health, safety or the environment.

              "GAAP" means United States generally accepted accounting principles as set forth in the opinions of the Accounting Principles Board of the American Institute of

Certified Public Accountants and in statements by the Financial Accounting Standards Board.

              "Governmental Authority" means any nation or government, any state or political subdivision thereof, any federal or state court and any other agency or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

              "Income Tax" (and, with correlative meaning, "Income Taxes") means (i) any Tax (including, without limitation, a franchise, withholding or environmental Tax) imposed on or measured in whole or in part by income or a taxable base in the nature of income (it being understood that (x) where a tax is based on the greater of an amount measured by income and an amount measured by one or more alternative bases, the whole amount of such tax shall be considered an Income Tax and (y) where tax is the sum of an amount measured by income and an amount measured by some other tax bases, only the amount of such tax based on income shall be considered an Income Tax) together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such Tax (a "Taxing Authority"), (ii) any liability of the Company for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated or combined group or being a party to any agreement or arrangement whereby liability of the Company for payment of such amounts is determined or taken into account with reference to the liability of any other Person for any period and (iii) liability of the Company with respect to the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other Person.

              "Liens" means liens, security interests, options, rights of first refusal, easements, mortgages, charges, debentures, indentures, deeds of trust, rights-of-way, restrictions, agreements, encroachments, licenses, leases, permits, security agreements, or any other encumbrances or other restrictions or limitations on the use of real or personal property or irregularities in title thereto.

              "Material Agreement" means any agreement, mortgage, indenture, deed of trust, note, bond, lease, permit, license, security agreement, guarantee, drilling contracts, partnership or joint venture agreements or other instrument or contract that involves a present or future obligation to deliver goods or services or pay monies of an amount or value in excess of $20,000, excluding agreements that are terminable without penalty or forfeiture upon not more than 60 days notice and agreements with customers in the ordinary course of business.

              "Permitted Liens" are (i) Liens for Taxes or assessments not yet due and payable or which are being contested in good faith and by appropriate proceedings and (ii) mechanics, suppliers, carriers or other similar Liens arising in the ordinary course of business.

              "Person" means an individual, a partnership (whether general, limited or limited liability), a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

              "Registration Statement" means the Buyer's Registration Statement on Form S-1 as filed with the Securities and Exchange Commission on August 27, 1997 and all amendments thereto.

              "SAS 71 Review" means the review of the Company Unaudited Financial Statements, to be performed by Coopers & Lybrand in accordance with the American Institute of Certified Public Accountants, Inc.'s Statement on Accounting Standards No. 71.

              "Seller Group" means, with respect to Federal Income Taxes, the affiliated group of corporations (as defined in Section 1504(a) of the Code) of which Seller is a member, and with respect to state, local or foreign Income Taxes, the combined, consolidated or unitary group of which Seller or any Affiliate of Seller is a member.

              "Seller Material Adverse Effect" means a material adverse effect on the business, properties, financial condition or results of operations of the Seller and its subsidiaries, taken as a whole.

              "Tax Return" means all returns, declarations, reports, estimates, information returns and statements required to be filed by or with respect to the Company in respect of any Taxes, including, without limitation, (i) any consolidated Federal Income Tax return of the Seller Group in which the Company is included or (ii) any state, local or foreign Income Tax returns filed by the Seller Group on a consolidated, combined or unitary basis (for purposes of determining tax liability) in which the Company is included.

              "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid to or by the Company, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Taxing Authority, (ii) any liability of the Company for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated or consolidated group, or arrangement whereby liability of the Company for payment of such amounts was determined or taken into account with reference to the liability of any other person for any period and (iii) liability of the Company with respect to the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnity any other Person.

              (b) Each of the terms set forth below has the meaning set forth opposite such term in the following table:

Term                                                     Provision
----                                                     ---------
Accounting Arbiter                                       Section 2.4(e)
Agreement                                                Preamble
Adjusted Current Assets                                  Section 2.4(a)
Bayard Common Stock                                      Section 1.5(a)
Bonray Common Stock                                      Section 1.5(a)
Buyer                                                    Preamble
Buyer Financial Statements                               Section 4.4
Closing                                                  Section 2.1
Closing Date                                             Section 2.1
Company                                                  Preamble
Company Audited Financial Statements                     Section 3.8
Company Financial Statements                             Section 3.8
Company Unaudited Financial Statements                   Section 3.8
Current Liabilities                                      Section 2.4(a)
Damages                                                  Section 8.2
Defined Benefit Plan                                     Section 3.15(e)
Effective Time                                           Section 1.2
Employee Benefit Plans                                   Section 3.15(a)
ERISA                                                    Section 3.15(a)
ERISA Affiliate                                          Section 3.15(d)
General Corporation Law                                  Section 1.1
HSR Act                                                  Section 3.5
Indemnified Party                                        Section 8.4(a)
Indemnifying Party                                       Section 8.4(a)
Merger                                                   Recitals
Newco                                                    Preamble

Term                                                     Provision
----                                                     ---------
Objection Period                                         Section 2.4(c)
OSHA                                                     Section 3.16(c)
Pension Plan                                             Section 3.15(b)
Post-Closing Adjustment Date                             Section 2.4(f)
Prior Acquisition                                        Section 7.1(a)
Registration Rights Agreement                            Section 6.2(e)
Related Agreement                                        Section 8.2
Section 338 Election                                     Section 7.1(a)
Securities Act                                           Section 3.20
Seller                                                   Preamble
Shares                                                   Recitals
Straddle Period                                          Section 7.3(a)
Stockholders Agreement                                   Section 6.2(e)
Surviving Corporation                                    Section 1.1
Tax Indemnitee                                           Section 7.3(b)
Tax Indemnitor                                           Section 7.3(b)
Third Party Claims                                       Section 8.4
WARN                                                     Section 3.16(d)
Working Capital Adjustment Amount                        Section 2.4(a)
Working Capital Schedule                                 Section 2.4(b)

              10.2 Notices. All communications required or permitted to be given under this Agreement shall be in writing and delivered, mailed or transmitted to the parties at the addresses set out below. Notices shall be deemed given when received except that notices given by facsimile transmission on weekends, holidays or after 5:00 p.m. Central Time, shall be deemed received on the next business day. If delivered by commercial delivery service or mailed by registered or certified mail, the delivery receipt shall be evidence of the date of receipt. Either party may, by written notice so delivered to the other, change the address to which delivery shall thereafter be made.

              (a)    Notices to the Buyer or Newco:

                     Bayard Drilling Technologies, Inc.
                     4005 N.W. Expressway, Suite 400E
                     P.O. Box 268867
                     Oklahoma City, OK 73126-8867
                     Attention:  James E. Brown, President
                     Fax No. (405) 879-3847

              (b)    Notices to the Seller or the Company:

                     DLB Oil and Gas, Inc.
                     1601 Northwest Expressway, Suite 700
                     Oklahoma City, Oklahoma 73702
                     Attention: Mark Liddell, President
                     Fax No. (405) 848-9449

              10.3 Binding Effect; Assignability. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. The Buyer shall be entitled to assign this Agreement or any of its rights hereunder so long as it remains liable to perform its obligations hereunder.

              10.4 Expenses. Each party hereto will bear and pay its own expenses of negotiating and consummating the transactions contemplated hereby.

              10.5 Section Headings. The section headings contained in this Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of this Agreement.

              10.6 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto and the certificates, opinions and documents delivered in accordance with the provisions hereof) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior written or oral agreements and understandings and all contemporaneous oral agreements and understandings among the parties or any of them with respect to the subject matter hereof. All Exhibits and Schedules hereto and certificates, opinions and other documents delivered in accordance with the provisions hereof are expressly made a part of this Agreement.

              10.7 Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely therein.

              10.8 Costs of Enforcement. The prevailing party in any litigation initiated to enforce rights under or collect damages for breach of this Agreement shall be entitled to reimbursement from the nonprevailing party of all costs and expenses, including attorneys' fees, incurred by the prevailing party in connection with such litigation.

              10.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

              IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                   SELLER:

                                   DLB OIL AND GAS, INC.


                                   By:
                                       -----------------------------------------
                                           Mark Liddell
                                           President

                                   BUYER:

                                   BAYARD DRILLING TECHNOLOGIES, INC.


                                   By:
                                       -----------------------------------------
                                           James E. Brown
                                           President

                                   NEWCO:

                                   BONRAY ACQUISITION CORP.


                                   By:
                                       -----------------------------------------
                                           James E. Brown
                                           President

                                   COMPANY:

                                   BONRAY DRILLING CORPORATION


                                   By:
                                       -----------------------------------------
                                           Mark Liddell
                                           Vice President